Exhibit 10

HAND DELIVERED

November 30, 2011

Mr. Darius H. Gilanfar

4825 Northshore Drive

Frisco, TX 75034

Re:          Separation from Employment Agreement

Dear Darius:

This letter memorializes matters relating to the separation of your employment with Granite City Food & Brewery Ltd. (the “Company”).

1.             You have resigned effective November 29, 2011. Your employment, your status as an officer of the Company, and your Amended and Restated Employment and Severance Agreement dated August 9, 2010 (the “Employment Agreement”) have terminated effective as of November 29, 2011 (the “Termination Date”).

2.             Provided you sign this letter (hereinafter “Agreement”) and do not rescind as provided herein, you will receive the following consideration:

a.  Payments totaling $218,464 (Two hundred eighteen thousand, four hundred sixty four dollars and no cents) less applicable deductions for income taxes, FICA and other deductions required by applicable law. Such payments will be made by way of 4 quarterly installments of $54,616 (less applicable deductions), with the first payment to be made on the first business day that falls 18 days after you sign this Agreement (and have not rescinded as provided in Section 12), with subsequent payments as of March 30, 2012, June 29, 2012, and September 28, 2012. Such payments will be paid by way of a direct deposit to the same account as your payroll deposits are currently made;

b.  Payment by the Company of the same percentage of your COBRA premium for group health coverage as the Company is currently paying for such Company group health coverage as you currently have through December 1, 2012 or when you are covered by another health plan, whichever comes first.  Such payment by the Company is conditioned on your eligibility for COBRA and payment by you of the employee portion of  such COBRA premium.  You are solely responsible for all COBRA premiums after December 1, 2012.

c.  Payment by the Company of a bonus for 2011 of a net $21,274.10 (from a gross amount of $31,171.88), to be paid by way of a check made payable to you upon your signing of this Agreement.

d.  You were previously granted certain options as listed on Exhibit A.  (i) As to such options that you were entitled to exercise on the Termination Date, such option agreements will be amended to provide that you may, but only within 5 years after the Termination Date (and in no event later than the date of expiration of the term of each option), exercise each option. (ii) As to such options as would have vested had you been employed on December 28, 2011, such option agreements will be amended so as to deem such options vested as of the November 29, 2011 Termination Date and allow you to exercise such options within three months after such Termination Date. (iii) The remaining options that you were not entitled to exercise on the Termination Date will be cancelled.

3.             You agree to work with management of the Company in the transition of your duties and to remain available via telephone or computer during the next 30 days to respond to questions that may arise.

4.             Whether or not you sign this Agreement, the Company will pay you your  base salary earned through your November 29, 2011 Termination Date and unused vacation time accrued through the Termination Date. You agree to promptly (within 2 business days) submit to the Company any and all expense reports for reimbursement of expenses through November 29, 2011.  You may not incur any expenses after November 29, 2011 without my written approval.

5.             In consideration of the payments and other benefits described in this Agreement, you hereby release and discharge the Company, and all of its affiliates, parents and subsidiaries, and all of their respective shareholders, directors, officers, agents, employees, consultants, insurers and attorneys and anyone acting under any of their direction (collectively, “Company Released Parties”) from any liability, action, right, demand  or claim that you may have against the Company arising out of any facts, decisions, agreements, events or other matters, whether known or unknown, existing or occurring in whole or in part prior to your signing this Agreement (“Claims”).  This release includes, but is not limited to, all Claims arising from or relating to your hiring and employment by the Company, your separation from employment with the Company, Claims for pay, severance pay or benefits, fees, expenses, or any other compensation or other benefits of any nature,  Claims under the Minnesota Human Rights Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, ERISA, and all other federal, state, or local employment-related laws, Claims or actions of any nature arising out of or relating to your Employment Agreement; Claims for negligent or intentional torts, defamation, wrongful discharge, or under any other legal or equitable theory.  By this release, you give up any right to make any Claims, bring a lawsuit, seek damages, or otherwise seek money damages, attorneys fees or other remedies related to your employment by the Company or your separation from employment with the Company. You agree that this is intended to be a full release to the maximum extent allowed by applicable law.

This release shall not preclude you from bringing an action to enforce this Agreement, challenging the enforceability of this Agreement under the Older Workers Benefit Protection Act or filing a charge with or participating in an investigation conducted by the EEOC; provided, however, that you acknowledge that you have released any claims for damages or any other individual relief related to any such charge or investigation.

You agree that the consideration set forth in Section 2 above is not otherwise due to you and is adequate and reasonable consideration for your promises as set forth in this Agreement, including the release set forth in this Section (5).

6.             You acknowledge that except as expressly set forth in this Agreement, the Company has paid to you all wages, vacation pay, bonuses, severance, options, benefits and other compensation or benefits of any nature owed to you.  You agree that you will not be entitled to any further bonus compensation for 2011 or for any year thereafter.  You acknowledge that you have no claim against the Company arising out of your employment for any further compensation or benefits of any nature from the Company.

7.             You acknowledge and represent that you have returned all Company property, including laptop computer, cell phone, books, records, files, and all other Company documents or materials (including all electronically stored or transmitted materials) in your possession  to the Company, and that you have not maintained any copies, including any electronic copies.  This includes all material of any nature, including training, financial, personnel, operational and other materials of any nature. The only exception are documents relating to your personal salary and benefits.

8.             The terms and conditions of your Employment Agreement have terminated; provided, however, that you acknowledge and agree that the provisions of Article 4 (non-disclosure and inventions), and 5 (non-competition and non-recruitment) and 6 of your Employment Agreement survive such termination and remain in full force and effect.  This Agreement, and Articles 4, 5 and 6 of your Employment Agreement, contain the entire agreement between the parties.  Except as specified in this Agreement, this Agreement supersedes and replaces all prior oral or written agreements or understandings with respect to the subject matter of this Agreement, including but not limited to, any provisions in your Employment Agreement related to severance pay, benefits, and any termination-related compensation or benefits of any nature. No modification or amendment to this Agreement shall be valid or binding unless contained in a written instrument signed by the parties hereto.

9.             You agree not to make any disparaging statements regarding the Company, its officers, directors, employees, products or services.

10.           This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.

11.           Pursuant to applicable law you may consider this Agreement before signing it for a period of up to twenty-one (21) calendar days from the date you receive it.  You are free to sign the Agreement at any time during the 21-day period and if you sign it before the 21-day period expires you are agreeing that you did not need 21-days to consider it.  Any changes made to this Agreement whether material or not do not restart this 21-day period.  The Company advises you to seek the advice of legal counsel prior to signing if you so choose.

12.           Once you sign the Agreement, you may rescind (i.e. cancel) the Agreement within seven (7) calendar days after signing to reinstate any claims you believe you may have under the Age Discrimination in Employment Act.  You also may rescind this Agreement within fifteen (15) calendar days after signing to reinstate any claims you believe you may have under the Minnesota Human Rights Act.  Any such rescission must be in writing, hand-delivered or postmarked within the applicable 7-day or 15-day period, and sent to the Company to my attention.  This Agreement shall not become effective and you will not be entitled to any of the consideration outlined in Section 2 until the rescission periods have expired without your revocation. To the extent that any consideration outlined in Section 2 has been paid prior to a rescission, if any, shall be repaid to the Company.

13.           This Agreement will be governed and construed according to the laws of the State of Minnesota without regard to conflicts of law provisions.  This Agreement is personal to you and may not be assigned to any other person or entity.

14.           The terms and provisions of this Agreement are severable.  If one or more provision or term of this Agreement is ruled by a court to be unenforceable or void, the provision so affected shall be deemed amended and shall be construed so as to enable the provision(s) to be applied and enforced to the maximum lawful extent.

If this Agreement sets forth our agreement, please execute and return one copy of this Agreement to me.

GRANITE CITY FOOD & BREWERY LTD.

By	/s/ Rob Doran
Rob Doran
Chief Executive Officer

Confirmed and agreed to this

1st day of December, 2011.

/s/ Darius H. Gilanfar
Darius H. Gilanfar

Exhibit A

Options Granted	Date Granted	Date Exercisable On Termination Date	Expiration Date	Exercise Price	Amount needed to Exercise
4,166	04/02/09	04/02/10	04/02/19	$1.08	$4,479.28
18,750	08/25/10	08/25/10	05/26/20	$2.25	$42,187.50
4,167	04/02/09	04/02/11	04/02/19	$1.08	$4,480.36
18,750	08/25/10	05/26/11	05/26/20	$2.25	$42,187.50

		Vesting Accelerated Exercisable on Termination Date
11,414	12/28/10	12/28/11	12/28/20	$2.00	$22,828.00
16,666	12/28/10	12/28/11	09/24/17	$2.00	$33,332.00
4,166	12/28/10	12/28/11	06/17/18	$2.00	$8,332.00
4,166	12/28/10	12/28/11	07/24/18	$2.00	$8,332.00

		Cancelled On Termination Date
4,167	04/02/09	04/02/12	04/02/19	$1.08	$4,480.36
18,750	08/25/10	05/26/12	05/26/20	$2.25	$42,187.50
11,415	12/28/10	12/28/12	12/28/20	$2.00	$22,830.00
18,750	08/25/10	05/26/13	05/26/20	$2.25	$42,187.50
11,415	12/28/10	12/28/13	12/28/20	$2.00	$22,830.00
146,742					$300,674.00